EXHIBIT 5.2

Angiotech Pharmaceuticals, Inc. 1618 Station Street Vancouver, British Columbia V6A 1B6

Borden Ladner Gervais LLP

Lawyers • Patent & Trade-mark Agents

1200 Waterfront Centre

200 Burrard Street, P.O. Box 48600

Vancouver, B.C., Canada V7X 1T2

tel: (604) 687-5744      fax: (604) 687-1415

www.blgcanada.com

March 8, 2007

Dear Sirs/Mesdames:

Offering of US$325,000,000 Principal Amount of

Senior Floating Rate Notes due 2013

We have acted as British Columbia counsel to Angiotech Pharmaceuticals, Inc. (the “Company”) in connection with the registration under the United States Securities Act of 1933, as amended (the “Securities Act”) of:

(a)	US$325,000,000 principal amount of Senior Floating Rate Notes of the Company due 2013 (the “Exchange Notes”) to be issued in exchange for the Company’s outstanding Senior Floating Rate Notes due 2013 (the “Existing Notes”) pursuant to an indenture, dated as of December 11, 2006 (the “Indenture”), between the Company, certain subsidiaries of the Company (the “Guarantors”) and Wells Fargo Bank, N.A., as trustee; and

(b)	guarantees (the “Exchange Guarantees”) to be endorsed upon the Exchange Notes and issued in exchange for the existing guarantees (the “Existing Guarantees”) endorsed upon the Notes by the Guarantors, including the following Guarantors organized under the laws of British Columbia: (a) 0741693 B.C. Ltd.; (b) 0761717 B.C. Ltd.; and (c) Angiotech Investment Partnership (such entities together are referred to herein as the “B.C. Guarantors”).

In our capacity as British Columbia counsel to the Company, we have reviewed, among other things:

(a)	the Existing Notes and Exchange Notes;

(b)	the Indenture; and

(c)	the Existing Guarantees and the Exchange Guarantees.

We have also made, or caused to be made, such searches and investigations, considered such matters of law and reviewed such other documents, instruments and corporate and partnership records as we have considered relevant and necessary for the purpose of this opinion. With respect to certain factual matters relating to the Company and the B.C. Guarantors, we have relied upon a certificate of an officer of the Company dated as of the date hereof. In expressing our opinions herein, we have assumed:

(a)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or conformed copies or as photostatic copies, facsimile transmissions or electronic correspondence;

(b)	the accuracy and completeness of the records maintained by any office of public record and of all representations, statements and other matters of fact set out or referred to in certificates or documents received from such offices of public record; and

(c)	the accuracy of the result of any printed or electronic search of any office of public record and that the information contained therein continues to be accurate as of the date hereof.

We have not undertaken any independent investigations to verify the accuracy or completeness of these assumptions.

For the purposes of our opinions in paragraphs 1, 2 and 3 below, we have relied on Certificates of Good Standing issued by the Office of the British Columbia Registrar of Companies, each dated March 1, 2007. We have assumed that all such certificates remain accurate as of the date hereof.

For the purposes of our opinion in paragraph 4 below, we have assumed that 3091796 Nova Scotia Company, one of the partners of Angiotech Investment Partnership, is duly incorporated and validly exists under the laws of Nova Scotia.

We have made no investigation of the laws of any jurisdiction other than, and the opinions hereinafter expressed are confined to, the laws of the Provinces of British Columbia and the federal laws of Canada applicable therein (the “Laws”). The opinions expressed herein are given on the basis of the Laws as they exist on the date hereof. We assume no responsibility to update our opinions if the Laws are, subsequent to the date hereof, amended, revoked, revised or supplemented in any way which impacts on the opinions contained herein.

Based upon and relying upon the foregoing, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a company under the laws of the Province of British Columbia, is in good standing with respect to filing annual reports with the Office of the British Columbia Registrar of Companies, and has all requisite corporate power and capacity to enter into and perform its obligations under the Indenture and the Exchange Notes.

2.	0741693 B.C. Ltd. has been duly incorporated and is validly existing as a company under the laws of the Province of British Columbia, is in good standing with respect to filing annual reports with the Office of the British Columbia Registrar of Companies, and has all requisite corporate power and capacity to enter into and perform its obligations under the Indenture and its Exchange Guarantee.

3.	0761717 B.C. Ltd. has been duly incorporated and is validly existing as a company under the laws of the Province of British Columbia, is in good standing with respect to filing annual reports with the Office of the British Columbia Registrar of Companies, and has all requisite corporate power and capacity to enter into and perform its obligations under the Indenture and its Exchange Guarantee.

4.	Angiotech Investment Partnership has been duly created under the Partnership Act (British Columbia), is validly existing and has all necessary power and capacity under the terms of its existing partnership agreement to enter into and perform its obligations under the Indenture and its Exchange Guarantee.

5.	The Exchange Notes have been duly authorized for issuance by the Company and, when executed and delivered in exchange for the Existing Notes in accordance with the Indenture, will be validly issued and constitute valid and legally binding obligations of the Company insofar as the laws of the Province of British Columbia are concerned.

6.	The Exchange Guarantees have been duly authorized for issuance by each of the B.C. Guarantors and, when executed and delivered in exchange for the Existing Guarantees in accordance with the Indenture, will be validly issued and constitute valid and legally binding obligations of each of the B.C. Guarantors insofar as the laws of the Province of British Columbia are concerned.

We hereby consent to the filing of this opinion as an exhibit to the Company’s combined registration statement on Forms F-10, F-4 and S-4 relating to the Exchange Notes and Exchange Guarantees. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ Borden Ladner Gervais LLP